EXHIBIT 99

PRESS RELEASE DATED October 30, 2007

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS THIRD QUARTER 2007 RESULTS

NEENAH, WISCONSIN, October 30, 2007 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.40 per share for the third quarter ended September 30, 2007, compared to $0.45 per share for the same quarter of 2006. Diluted earnings per share for the third quarter of 2006 included restructuring and related charges totaling $0.03 per share. (See attached schedule: “Reconciliation of Non-GAAP Data”.)

Net sales for the third quarter of 2007 were $905.7 million, comparable to net sales of $903.3 million for the same period of 2006. Currency benefits contributed 3.3 percent to net sales for the current quarter.

“Reduced demand for many food and consumer products in North America has adversely impacted our capacity utilization this quarter,” said Jeffrey Curler, Chairman and Chief Executive Officer. “Several of our operations have reduced workforce levels, and all of our business units are focused on immediate cost reduction. We intend to accelerate sales and profit growth by strengthening our sales efforts in our target markets. Combined with opportunities related to our new packaging products, we expect to improve our competitive position and build positive sales and profit growth momentum going forward.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 82 percent of total Company net sales during the quarter, reported net sales of $745.4 million in the third quarter, a decrease of 0.5 percent compared to net sales of $749.1 million for the third quarter of 2006. Currency related sales growth of 3.1 percent was more than offset by lower sales volumes in several markets. Segment operating profit for the third quarter of 2007 was $81.5 million, or 10.9 percent of net sales, which included restructuring and related charges of $0.1 million. Segment operating profit for the third quarter of 2006 was $92.0 million, or 12.3 percent of net sales, which included restructuring and related charges of $5.1 million. Excluding restructuring and related charges, segment operating profit as a percentage of net sales would have been 11.0 percent in the third quarter of 2007 compared to 13.0 percent a year ago. Currency benefits added $1.9 million to operating profit in the third quarter of 2007.

Commenting on the results of this business segment, Curler said, “Softening consumer demand in many food and consumer product markets has negatively impacted our manufacturing cost absorption. In response, we are reducing workforce levels and lowering overall costs in order to match capacity with current market demand and improve our competitive position. We intend to leverage these cost control measures to gain market share.

Our medical device packaging business completed the transition to its new European plant and coating equipment, temporarily increasing costs and reducing production efficiencies in this quarter. We are pleased with customer response to our new facilities and capacity, and we are now well positioned to serve this high growth market and expand into the global pharmaceutical market.”

Pressure Sensitive Materials

Third quarter net sales from the pressure sensitive materials business segment were $160.2 million, a 3.9 percent increase from the third quarter of 2006. Currency effects accounted for all of this growth in net sales. Segment operating profit for the third quarter of 2007 was $9.1 million, or 5.7 percent of net sales, compared to the third quarter of 2006 when segment operating profit was $11.4 million or 7.4 percent of net sales. Currency benefits added $0.4 million to operating profit for the third quarter of 2007.

“While our label products sales are growing modestly in the competitive North American market with niche products and quality customer service, sales of our higher margin graphic products weakened sequentially from the second quarter of 2007,” said Curler. “Production inefficiencies coupled with higher energy costs in the third quarter have eroded operating margins in our European operations where most of our graphic products are produced. Our business teams are taking action to immediately reduce costs and increase profitability.”

Other Costs (Income), Net

For the third quarter of 2007, other costs and income included $7.2 million of financial income compared to $5.5 million for the third quarter of 2006. Bemis recorded a $4.7 million restructuring charge related to employee costs in the third quarter of 2006, which was substantially offset by the $4.4 million favorable resolution of a litigated foreign excise tax liability.

Capital Structure and Cash Flow from Operations

Total debt to total capitalization was 35.9 percent at September 30, 2007, compared to 33.0 percent at December 31, 2006. Total debt as of September 30, 2007 was $916.9 million, an increase of $127.1 million from the balance of $789.8 million at December 31, 2006. The increase in borrowing primarily reflects the impact of an accelerated share repurchase program executed on August 3, 2007 for $117.9 million. Cash flow from operations of $104.5 million in the third quarter of 2007 was used to fund capital expenditures of $44.3 million and dividend payments totaling $21.8 million during the quarter.

4th Quarter 2007 Earnings Outlook

Bemis expects challenging market conditions to continue through the remainder of 2007 and is focused on improving its cost structure to match anticipated fourth quarter volume levels. Multiple raw material cost increases have been announced by suppliers, which will put added pressure on operating profit levels for the next few quarters. In light of these factors, management’s current forecast for diluted earnings per share for the fourth quarter of 2007 is in a range of $0.39 to $0.42 per share.

Management continues to expect capital expenditures to be in the $175 to $185 million range for 2007. With several multiyear expansion projects now completed or nearing completion, capital expenditures for 2008 are expected to be lower than 2007 levels.

Presentation of Non-GAAP Information

Some of the information presented in this press release reflects adjustments to “As reported” results to exclude certain amounts related to the Company’s restructuring initiative. This adjusted information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States of America (GAAP). It is provided solely to assist in an investor’s understanding of the impact of the Company’s restructuring initiative on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is included with this press release. Additional details related to these non-GAAP disclosures are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission today.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, unanticipated costs associated with workforce adjustments and equipment start-up, changes in customer order patterns, consumer buying trends in target markets, the results of competitive bid processes, a failure in our information technology infrastructure or applications, foreign currency fluctuations and changes in prevailing market interest rates. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2006.

Conference call webcast

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2007 financial results this morning at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”. Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide. Founded in 1858, the Company reported 2006 net sales of $3.6 billion. The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies. Headquartered in Neenah, Wisconsin, Bemis employs about 15,700 individuals in 55 manufacturing facilities in 10 countries around the world. More information about the Company is available at our website, www.bemis.com

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$905,659	$903,332	$2,736,609	$2,738,766

Costs and expenses:
Cost of products sold	744,747	729,262	2,221,633	2,211,085
Selling, general and administrative expenses	84,041	81,191	256,010	249,746
Research and development	6,501	6,088	19,201	18,879
Interest expense	13,105	11,653	38,248	37,528
Other costs (income), net	(8,608)	(4,428)	(22,516)	(1,710)
Minority interest in net income	1,134	985	2,812	2,447

Income before income taxes	64,739	78,581	221,221	220,791

Provision for income taxes	23,700	30,600	82,400	86,100

Net income	$41,039	$47,981	$138,821	$134,691

Basic earnings per share of common stock	0.40	$.46	$1.34	$1.28

Diluted earnings per share of common stock	0.40	$.45	$1.32	$1.26

Cash dividends paid	0.21	$.19	$.63	$.57

Weighted average common shares outstanding	101,945	104,836	103,825	104,874
Weighted average common shares and common stock equivalents outstanding	102,935	106,688	105,007	106,697

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$165,481	$112,160
Accounts receivable, net	470,556	448,382
Inventories, net	479,783	467,853
Prepaid expenses	60,497	65,317
Total current assets	1,176,317	1,093,712

Property and equipment, net	1,239,212	1,175,959

Goodwill	634,620	603,691
Other intangible assets, net	104,052	102,123
Deferred charges and other assets	45,243	63,524
Total	783,915	769,338

TOTAL ASSETS	$3,199,444	$3,039,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$5,499	$16,345
Short-term borrowings	69,280	51,232
Accounts payable	381,526	383,351
Accrued salaries and wages	77,441	94,220
Accrued income and other taxes	10,308	10,307
Total current liabilities	544,054	555,455

Long-term debt, less current portion	842,083	722,211
Deferred taxes	139,426	134,168
Deferred credits and other liabilities	141,669	125,974
Total liabilities	1,667,232	1,537,808

Minority interest	36,774	29,185

Stockholders’ equity:
Common stock issued (116,941,126 and 116,114,347 shares)	11,694	11,611
Capital in excess of par value	322,851	317,177
Retained income	1,503,573	1,431,747
Other comprehensive income (loss)	132,003	29,098
Treasury common stock (16,422,771 and 11,272,771 shares)	(474,683)	(317,617)
Total stockholders’ equity	1,495,438	1,472,016

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,199,444	$3,039,009

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities
Net income	$138,821	$134,691
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119,260	118,075
Minority interest in net income	2,812	2,447
Excess tax benefit from share-based payment arrangements	(5,769)	(864)
Stock award compensation	12,490	8,368
Deferred income taxes	10,005	(12,525)
Income of unconsolidated affiliated company	(787)	114
Loss (gain) on sales of property and equipment	(132)	912
Non-cash restructuring related activities	108	11,031
Changes in working capital, net of effects of acquisitions	(17,415)	5,809
Net change in deferred charges and credits	33,114	20,457

Net cash provided by operating activities	292,507	288,515

Cash flows from investing activities
Additions to property and equipment	(139,741)	(114,524)
Business acquisitions and adjustments, net of cash acquired	(97)	(10,800)
Proceeds from sales of property and equipment	7,650	748

Net cash used in investing activities	(132,188)	(124,576)

Cash flows from financing activities
Repayment of long-term debt	(18,394)	(47,335)
Net borrowing of commercial paper	132,800	(32,704)
Net borrowing of short-term debt	(2,276)	9,730
Cash dividends paid to stockholders	(67,162)	(61,612)
Common stock purchased for the treasury	(157,066)	(17,803)
Excess tax benefit from share-based payment arrangements	5,769	864
Stock incentive programs and related withholdings	(14,745)	51

Net cash provided (used) by financing activities	(121,074)	(148,809)

Effect of exchange rates on cash and cash equivalents	14,076	(828)

Net (decrease) increase in cash and cash equivalents	53,321	14,302

Cash and cash equivalents balance at beginning of year	112,160	91,125
Cash and cash equivalents balance at end of period	$165,481	$105,427

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment
Flexible Packaging
Net Sales	$745.4	$749.1	$2,247.0	$2,256.8

Operating Profit as reported	$81.5	$92.0	$263.3	$251.5

Non-GAAP adjustments:
Restructuring and related charges (income)	$0.1	$5.1	$(0.3)	$24.8

Operating Profit as adjusted	$81.6	$97.1	$263.0	$276.3

Operating Profit as a percentage of Net Sales
As Reported	10.9%	12.3%	11.7%	11.1%
As Adjusted	11.0%	13.0%	11.7%	12.2%

Pressure Sensitive Materials
Net Sales	$160.2	$154.2	$489.7	$481.9

Operating Profit as reported	$9.1	$11.4	$33.5	$41.0

Non-GAAP adjustments:
Restructuring and related charges (income)	$—	$0.6	$—	$0.9

Operating Profit as adjusted	$9.1	$12.0	$33.5	$41.9

Operating Profit as a percentage of Net Sales
As Reported	5.7%	7.4%	6.8%	8.5%
As Adjusted	5.7%	7.8%	6.8%	8.7%

Reconciliation of GAAP to Non-GAAP Earnings per Share
Diluted earnings per share as reported	$0.399	$0.450	$1.322	$1.262

Non-GAAP adjustments per share, net of taxes:
Restructuring and related charges (income)	$—	$0.031	$—	$0.146

Diluted earnings per share as adjusted	$0.399	$0.481	$1.322	$1.408

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Flexible Packaging operating profit	$81.5	$92.0	$263.3	$251.5

Pressure Sensitive Materials operating profit	$9.1	$11.4	$33.5	$41.0

General Corporate Expenses	$(11.7)	$(12.2)	$(34.5)	$(31.7)

Interest Expense	$(13.1)	$(11.6)	$(38.3)	$(37.5)

Minority Interest in Net Income	$(1.1)	$(1.0)	$(2.8)	$(2.5)

Income before Income Taxes	$64.7	$78.6	$221.2	$220.8